Exhibit (a)(1)(D)
Offer to Purchase for Cash
by

HOLLYWOOD MEDIA CORP.

of

Up to 9,000,000 Shares of its Common Stock
at a Purchase Price of $2.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 15, 2011, UNLESS THE OFFER IS EXTENDED.

January 18, 2011

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Hollywood Media Corp., a Florida corporation (the “Company”), to act as Information Agent in connection with its offer to purchase for cash up to 9,000,000 shares of its common stock, $.01 par value per share, at a price of $2.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 18, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”).  Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.  Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

Enclosed with this letter are copies of the following documents:

1.           Offer to Purchase dated January 18, 2011;

2.           Letter of Transmittal, for your use in accepting the Offer and tendering shares of and for the information of your clients;

3.           A form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer;

4.           Notice of Guaranteed Delivery with respect to shares, to be used to accept the Offer in the event you are unable to deliver the share certificates, together with all other required documents, to the Depositary before the Expiration Time, or if the procedure for book-entry transfer cannot be completed before the Expiration Time;

5.           Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

6.           Return envelope addressed to American Stock Transfer & Trust Company, LLC as the Depositary; and

7.           Letter to shareholders from the Chairman of the Board and Chief Executive Officer of the Company.

Certain conditions to the Offer are described in Section 7 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible.  Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, February 15, 2011, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer.  However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.  The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.